As filed with the Securities and Exchange Commission on August 12, 2026

Registration No. 333-287684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-287684

UNDER

THE SECURITIES ACT OF 1933

MODIV INDUSTRIAL, INC.

(GNL Motion Merger Sub, LLC as successor by merger to Modiv Industrial, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	47-4156046
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Edward M. Weil, Jr.

Chief Executive Officer and President

c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Name and address of agent for service)

(332) 265-2020

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Herz

Win Rutherfurd

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

(212) 801-9200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Modiv Industrial, Inc., a Maryland corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

1.	Registration Statement on Form S-3 (No. 333-287684) filed with the SEC on May 30, 2025, which became effective on June 27, 2025 and registered up to $250,000,000 of Class C common stock, preferred stock, warrants, rights, and units of the Registrant.

On August 12, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 3, 2026, by and among the Registrant, Modiv Operating Partnership, LP (the “Modiv Operating Partnership”), Global Net Lease, Inc. (“GNL”), GNL Motion Merger Sub, LLC (“REIT Merger Sub”), Global Net Lease Operating Partnership, L.P. and GNL Motion OpCo Merger Sub, LLC (“OpCo Merger Sub”), the Registrant merged with and into REIT Merger Sub, with REIT Merger Sub being the surviving entity (the “Modiv Merger”) and OpCo Merger Sub merged with and into the Modiv Operating Partnership, with the Modiv Operating Partnership being the surviving entity (the “OpCo Merger”, and, collectively with the Modiv Merger, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 12, 2026.

GNL Motion Merger Sub, LLC (as successor by merger to Modiv Industrial, Inc.)

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Authorized Signatory

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.